Exhibit 99.1

Novocure Reports Fourth Quarter and Full Year 2019 Financial Results and Provides Company Update

Quarterly net revenues of $99.2 million, representing 42 percent growth versus the fourth quarter 2018 and 8 percent growth versus the third quarter 2019

Second quarter of positive net income with $0.04 in earnings per share

Four phase 3 pivotal clinical trials ongoing creating the potential for substantial market expansion

St. Helier, Jersey – Novocure (NASDAQ: NVCR) today reported financial results for the quarter and year ended December 31, 2019, highlighting continued commercial execution, strengthening financial performance and clinical and product development programs intended to unlock future value. Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer by developing and commercializing its innovative therapy, Tumor Treating Fields.

Fourth quarter and full year 2019 highlights include:

	Three months ended December 31,			Twelve months ended December 31,
	2019	2018	% Change	2019	2018	% Change
Financial, in millions
Net revenues	$99.2	$69.7	42%	$351.3	$248.1	42%
Gross profit	$74.4	$46.6	60%	$262.7	$168.0	56%
Net income (loss)	$4.3	$(15.6)	-	$(7.2)	$(63.6)	-

Cash, cash equivalents and short-term investments at end of period	$326.1	$245.9	33%	$326.1	$245.9	33%
Non-financial
Active patients at period end(1)	2,909	2,383	22%	2,909	2,383	22%
Prescriptions received in period(2)	1,380	1,315	5%	5,371	5,060	6%

(1) An “active patient” is a patient who is receiving treatment under a commercial prescription order as of the measurement date, including patients who may be on a temporary break from treatment and who plan to resume treatment in less than 60 days.
(2) A “prescription received” is a commercial order for Optune or NovoTTF-100L that is received from a physician certified to treat patients for a patient not previously on Optune or NovoTTF-100L. Orders to renew or extend treatment are not included in this total.

“We start 2020 with substantial momentum from an exceptional 2019,” said Asaf Danziger, Novocure’s Chief Executive Officer, “In 2019, we generated $351 million in net revenues and added over $80 million in cash on hand to our balance sheet. The financial strength derived from our existing indications allows us to fund significant investments in clinical and product innovation to advance our proprietary cancer therapy platform. Our focus on strengthening our foundation and executing our strategic plan to deliver value to our patients, employees, and shareholders is unwavering.”

“In 20 years of preclinical research across a wide variety of tumor cell lines and cancer models, Tumor Treating Fields has demonstrated a consistent anti-mitotic effect. We are enrolling patients in six clinical programs, including four randomized, phase 3 pivotal trials, and are very optimistic about the potential application of Tumor Treating Fields beyond our currently approved indications,” continued William Doyle, Novocure’s Executive Chairman. “Also, new research is pointing the way to further improving the efficacy of the Tumor Treating Fields platform, and we are advancing multiple product development programs to this end. We are excited about the potential to significantly improve patient outcomes as we work to extend survival in some of the most aggressive forms of cancer.”

Fourth quarter 2019 operating statistics and financial update
For the quarter ended December 31, 2019, net revenues were $99.2 million, representing 42% growth compared to the fourth quarter 2018.

•In the United States, net revenues totaled $65.9 million in the quarter ended December 31, 2019, representing 49% growth compared to the same period in 2018.
•In Germany and other EMEA markets, net revenues totaled $25.8 million in the quarter ended December 31, 2019, representing 14% growth compared to the same period in 2018.
•In Japan, net revenues totaled $5.6 million in the quarter ended December 31, 2019, representing 95% growth compared to the same period in 2018.
•In Greater China, net revenues totaled $1.9 million in the quarter ended December 31, 2019, representing 138% growth compared to the same period in 2018.

There were 2,909 active patients at December 31, 2019, representing 22% growth compared to December 31, 2018, and six percent growth compared to September 30, 2019.

•In the United States, there were 1,952 active patients at December 31, 2019, representing 19% growth compared to December 31, 2018.
•In Germany and other EMEA markets, there were 765 active patients at December 31, 2019, representing 17% growth compared to December 31, 2018.
•In Japan, there were 192 active patients at December 31, 2019, representing 109% growth compared to December 31, 2018.

Additionally, 1,380 prescriptions were received in the quarter ended December 31, 2019, representing five percent growth compared to the same period in 2018, and five percent growth compared to the quarter ended September 30, 2019. In the quarter ended December 31, 2019, 1,079 Optune prescriptions were written for patients with newly diagnosed glioblastoma.

•In the United States, 1,002 prescriptions were received in the quarter ended December 31, 2019, representing six percent growth compared to the same period in 2018.
•In Germany and other EMEA markets, 285 prescriptions were received in the quarter ended December 31, 2019, representing an 11% decrease compared to the same period in 2018.
•In Japan, 93 prescriptions were received in the quarter ended December 31, 2019, representing 79% growth compared to the same period in 2018.

For the three months ended December 31, 2019, cost of revenues was $24.8 million compared to $23.0 million for the same period in 2018, representing an increase of 8%. The increase was primarily due to the cost of shipping transducer arrays to a higher volume of commercial patients. Gross margin was 75% for the three months ended December 31, 2019 and 67% for the three months ended December 31, 2018.

Research, development and clinical trials expenses for the three months ended December 31, 2019, were $23.7 million compared to $15.0 million for the same period in 2018, representing an increase of 58%. This was primarily due to an increase in clinical development expenses driven by our ongoing phase 3 pivotal trials and an increase in costs associated with product development and medical affairs.

Sales and marketing expenses for the three months ended December 31, 2019, were $26.8 million compared to $21.2 million for the same period in 2018, representing an increase of 26%. This was primarily due to increased marketing expenses related to the launch of NovoTTF-100L and an increase in personnel costs to support our growing commercial business.

General and administrative expenses for the three months ended December 31, 2019 were $23.8 million compared to $19.1 million for the same period in 2018, representing an increase of 25%. This was primarily due to an increase in personnel costs and an increase in professional services.

Net income for the three months ended December 31, 2019, was $4.3 million compared to net loss of $15.6 million for the same period in 2018.

At December 31, 2019, we had $177.3 million in cash and cash equivalents and $148.8 million in short-term investments, for a total balance of $326.1 million in cash, cash equivalents and short-term investments. This represents an increase of $13.5 million in cash and investments since September 30, 2019.

Fourth quarter 2019 non-U.S. GAAP measures
We also measure our performance based upon a non-U.S. GAAP measurement of earnings before interest, taxes, depreciation, amortization and shared-based compensation ("Adjusted EBITDA"). We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of earnings attributable to our capital structure, tax rate and material non-cash items, specifically share-based compensation.

Adjusted EBITDA increased by $13.1 million, or 314%, to $17.3 million for the three months ended December 31, 2019 from $4.2 million for the three months ended December 31, 2018. This improvement in fundamental financial performance was driven by top-line growth and disciplined execution.

Anticipated clinical milestones
•Interim analysis of phase 3 pivotal LUNAR trial in non-small cell lung cancer (H2 2020)
•Data from phase 2 pilot HEPANOVA trial in advanced liver cancer (2021)
•Data from phase 3 pivotal METIS trial in brain metastases (2021)
•Interim analysis of phase 3 pivotal PANOVA-3 trial in locally advanced pancreatic cancer (2021)
•Final data from phase 3 pivotal LUNAR trial in non-small cell lung cancer (2022)
•Interim analysis of phase 3 pivotal INNOVATE-3 trial in recurrent ovarian cancer (2022)
•Final data from phase 3 pivotal PANOVA-3 trial in locally advanced pancreatic cancer (2022)

•Final data from phase 3 pivotal INNOVATE-3 trial in recurrent ovarian cancer (2024)

Conference call details
Novocure will host a conference call and webcast to discuss fourth quarter and full year 2019 financial results at 8 a.m. EST today, Thursday, February 27, 2020. Analysts and investors can participate in the conference call by dialing 855-442-6895 for domestic callers and 509-960-9037 for international callers, using the conference ID 1769503.

The webcast, earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call. Novocure has used, and intends to continue to use, its investor relations website, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Tumor Treating Fields is a cancer therapy that uses electric fields tuned to specific frequencies to disrupt solid tumor cancer cell division. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma and in the U.S. for the treatment of adult patients with malignant pleural mesothelioma. Novocure has ongoing or completed clinical trials investigating Tumor Treating Fields in brain metastases, non-small cell lung cancer, pancreatic cancer, ovarian cancer, liver cancer and gastric cancer.

Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania and New York City. Additionally, the company has offices in Germany, Switzerland, Japan and Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Report on Form 10-K filed on February 27, 2020, with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Consolidated Statements of Operations
USD in thousands (except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Net revenues	$ 99,234	$ 69,674	$351,318	$248,069
Cost of revenues	24,786	23,028	88,606	80,048
Gross profit	74,448	46,646	262,712	168,021
Operating costs and expenses:
Research, development and clinical trials	23,741	15,034	79,003	50,574
Sales and marketing	26,804	21,208	96,675	77,663
General and administrative	23,751	19,068	87,948	73,456
Total operating costs and expenses	74,296	55,310	263,626	201,693
Operating income (loss)	152	(8,664)	(914)	(33,672)
Financial expenses (income), net	1,744	2,160	7,910	12,270
Income (loss) before income tax	(1,592)	(10,824)	(8,824)	(45,942)
Income tax	(5,852)	4,807	(1,594)	17,617
Net income (loss)	$ 4,260	$ (15,631)	$(7,230)	$(63,559)

Basic net income (loss) per ordinary share	$ 0.04	$ (0.17)	$(0.07)	$(0.69)

Weighted average number of ordinary shares used in computing basic net income (loss) per ordinary share	99,226,445	93,083,298	97,237,549	91,828,043
Diluted net income (loss) per ordinary share	$ 0.04	$ (0.17)	$ (0.07)	$ (0.69)
Weighted average number of ordinary shares used in computing diluted net income (loss) per ordinary share	107,911,519	93,083,298	97,237,549	91,828,043

Consolidated Balance Sheets
USD in thousands (except share data)

	Year ended December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$177,321	$140,622
Short-term investments	148,769	105,256
Restricted cash	2,095	2,134
Trade receivables, net	58,859	36,523
Receivables and prepaid expenses	29,202	14,279
Inventories	23,701	22,555
Total current assets	439,947	321,369
Long-term assets:
Property and equipment, net	9,342	8,442
Field equipment, net	7,684	6,924
Right-of-use assets, net	17,571	—
Other long-term assets	4,904	3,058
Total long-term assets	39,501	18,424
Total assets	$479,448	$339,793

	Year ended December 31,
	2019	2018
Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$36,925	$26,708
Other payables and accrued expenses	49,386	37,852
Total current liabilities	86,311	64,560
Long-term liabilities:
Long-term loan, net of discount and issuance costs	149,424	149,268
Deferred revenues	7,807	9,929
Long term leases	14,140	—
Employee benefit liabilities	3,754	2,683
Other long-term liabilities	222	1,094
Total long-term liabilities	175,347	162,974
Total liabilities	261,658	227,534
Commitments and contingencies
Shareholders’ equity:
Share capital -
Ordinary shares - No par value, Unlimited shares authorized; Issued and outstanding: 99,528,435 shares and 93,254,185 shares at December 31, 2019 and December 31, 2018 respectively;	—	—
Additional paid-in capital	871,442	757,314
Accumulated other comprehensive loss	(2,767)	(1,400)
Accumulated deficit	(650,885)	(643,655)
Total shareholders’ equity	217,790	112,259
Total liabilities and shareholders’ equity	$479,448	$339,793

Non-U.S. GAAP financial measures reconciliation
USD in thousands

	Three months ended December 31,
Adjusted EBITDA	2019	2018
Net income (loss)	$4,260	$(15,631)
Add: Income tax	$(5,852)	$4,807
Add: Financial income (expenses), net	$1,744	$2,160
Add: Depreciation and amortization	$2,467	$2,205
EBITDA	$2,619	$(6,459)
Add: Share-based compensation	$14,699	$10,640
Adjusted EBITDA	$17,318	$4,181

Media and Investor Contact:
Ashley Cordova
acordova@novocure.com
212-767-7558